Exhibit 99.1

PACR Press Release	PACCAR Inc Public Affairs Department P.O. Box 1518 Bellevue, WA 98009

	Contact:	Robin Easton
(425) 468-7676

FOR IMMEDIATE RELEASE

PACCAR Selects Engine Manufacturing Facility Location

May 11, 2007, Bellevue, Washington — In January 2007, PACCAR Inc announced plans to build a $400 million engine facility and technology center in the Southeast United States.  The new facility will be constructed in Columbus, Mississippi.  “PACCAR is pleased to locate its engine facility in one of the most dynamic and progressive areas in the Southeast,” commented Mark Pigott, chairman and chief executive officer.  “The Columbus, Mississippi site provides superb proximity to our dealers, customers and strategic supplier partners.  PACCAR’s outstanding financial performance, intense focus on quality, technology and productivity has enabled the company to consistently invest in its products, services and processes during all phases of the business cycle,” said Pigott.  PACCAR earned record net income of $1.5 billion on revenues of $16.5 billion in 2006.

Construction on the 400,000-square-foot facility will begin in mid-2007 and is due to be completed in 2009.  The new facility will manufacture 12.9-liter and 9.2-liter diesel engines for Kenworth, Peterbilt and DAF vehicles and complements PACCAR’s state-of-the-art engine facility in the Netherlands.  “This will be PACCAR’s most technologically advanced and environmentally friendly facility,” shared Jim Cardillo, executive vice president.  “The facility will initially hire approximately two hundred employees and it is anticipated that there will be five hundred employees as production increases over time.  Additional employment opportunities, which will generate significant economic benefits to the region, will be created during the construction phase and as a result of suppliers expanding their capacity in the area,” added Cardillo.

“We appreciate the outstanding support from the State of Mississippi and Lowndes County in partnering with PACCAR to bring this significant economic investment to the area. The construction of the engine facility marks a strategic milestone and we are pleased to be working closely with the state and local agencies on the planning of the infrastructure for the business,” stated Richard Bangert, vice president. “PACCAR has an outstanding record of community involvement at all of the company’s major manufacturing locations.  During the last three years, PACCAR has contributed over $14 million in educational grants to universities worldwide.  We look forward to developing a close relationship with Mississippi State University and regional community colleges by investing in their advanced engineering programs, as well as providing ongoing educational opportunities for our employees,” added Bangert.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates.  It also provides financial services and information technology and distributes truck parts related to its principal business.

PACCAR shares are listed on NASDAQ Global Select Market, symbol PCAR, and its homepage can be found at www.paccar.com.

PACCAR’s 400,000-square-foot engine manufacturing

and assembly facility will open in 2009.

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